Exhibit 99.3

July 15, 2022

Zymeworks Delaware Inc.

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Consent to Reference in Proxy Statement/Prospectus

Zymeworks Delaware Inc. (the “Company”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such service to commence upon the effective time of the redomicile transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Susan Mahony
Susan Mahony

Signature Page to Director Consent to Reference